EXHIBIT 3.152

State of Delaware Secretary of State Division of Corporations Delivered 06:15 PM 10/27/2014 FILED 06:12 PM 10/27/2014 SRV 141339381 - 5628686 FILE

CERTIFICATE OF FORMATION

OF

Westerville Ohio Office Property, L.L.C.

1.          The name of the limited liability company is Westerville Ohio Office Property, L.L.C.

2.          The address of its registered office in the State of Delaware is: Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned have executed this Certificate of Formation of Westerville Ohio Office Property, L.L.C., this 27th day of October, 2014.

/s/ Samuel H. Kovitz
Samuel H. Kovitz, Authorized Person